UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2023

Lazard Ltd
(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

001-32492	98-0437848
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street, Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 441-295-1422

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock	LAZ	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grant of Stock Performance Profits Interest Participation Right Units to the Incoming Chief Executive Officer of the Company and the Chief Executive Officer of Lazard’s Asset Management Business

On August 23, 2023 (the “Grant Date”), Lazard Ltd (the “Company”) and Lazard Group LLC granted to Peter R. Orszag, the Company’s incoming Chief Executive Officer and current Chief Executive Officer of Financial Advisory, and Evan L. Russo, the Chief Executive Officer of Lazard’s Asset Management business, performance-based profits interests participation rights (“PRPUs”) that are eligible to vest in three tranches (each, a “Tranche”) based on the achievement of specified stock price milestones measured as of a specified anniversary of the Grant Date, as described below.  The PRPUs are eligible to vest only if the relevant price milestone for each Tranche is achieved; their aggregate accounting value at the Grant Date, based on the estimated probability of the various Tranches vesting, is $18.8 million for Mr. Orszag and $15.1 million for Mr. Russo.

Twenty percent of the PRPUs will vest if, three years following the Grant Date, the Company’s stock price has appreciated 25% above the average trailing 30 consecutive day stock price preceding the Grant Date (the “Grant Date Stock Price”), forty percent of the PRPUs will vest if, five years following the Grant Date, the Company’s stock price goal has appreciated 50% above the Grant Date Stock Price and the remainder of the PRPUs will vest if, seven years following the Grant Date, the Company’s stock price has appreciated 100% above the Grant Date Stock Price, in each case, subject to the executive’s continued employment through the applicable anniversary of the Grant Date and provided that the applicable stock price goal is sustained for any 30 consecutive day period prior to the Expiration Date (as defined below).  Notwithstanding the foregoing, except as explicitly provided in the award agreement, if the vesting conditions described in the immediately preceding sentence are not achieved as of the anniversary of the Grant Date of the applicable Tranche (the “Expiration Date”), all PRPUs in such Tranche will be forfeited.

If Mr. Orszag or Mr. Russo experiences a termination without cause or due to death or disability, (i) all PRPUs for which the stock price milestones are met prior to the date of termination would vest and (ii) a number of PRPUs equal to a prorated portion (subject to certain minimums) of each other unvested Tranche would remain outstanding and eligible to vest based on achievement of the applicable stock price milestone before the Expiration Date applicable to such Tranche. Upon a change in control of the Company, (i) all PRPUs for which the stock price milestones are met prior to the change in control and (ii) any PRPUs for which the applicable stock price milestone was achieved based on the transaction price relative to the stock price milestones would generally remain outstanding, subject to continued employment through the Expiration Date applicable to such Tranche.

The preceding summary of the terms of the PRPUs is qualified in its entirety by reference to the form of award agreement evidencing such grant attached as Exhibit 10.1 as though such agreement were fully set forth herein.

Retention Agreement with Mary Ann Betsch

On August 23, 2023, the Company and Lazard Group LLC (collectively with their subsidiaries, affiliates, predecessors and successors, the “Firm”) entered into a retention agreement with Mary Ann Betsch, Chief Financial Officer of the Company. The retention agreement has a term that expires on August 23, 2026 or, if later, the second anniversary of a change in control of the Company.

The terms of the retention agreement generally align with those in place for the Company’s other executive officers.  Pursuant to the retention agreement, Ms. Betsch will continue to serve in her current position. Generally, Ms. Betsch’s service under her retention agreement may be terminated by either party upon three months’ notice.

The retention agreement provides for a minimum annual base salary of $750,000. In addition, Ms. Betsch is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company, provided that she is employed by the Company at the end of the applicable fiscal year. Such bonus will be paid in the same ratio of cash to equity and deferred awards as is generally applicable to other executives receiving comparable bonuses. The retention agreement also provides that Ms. Betsch is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to the Company’s most senior executives.

The retention agreement provides for certain severance benefits in the event of a termination of employment by the Company other than for “cause” or by Ms. Betsch for “good reason” (each, as defined in the retention agreement and each, a “Qualifying Termination”) prior to the expiration of the retention agreement. Except in the case of a Qualifying Termination that occurs on or following a change in control of the Company, the severance benefits described below are conditioned upon Ms. Betsch’s timely delivery of an irrevocable waiver and release of claims in favor of the Company and its affiliates.

In the event of a Qualifying Termination, Ms. Betsch generally would be entitled to receive in a lump sum: (i) any unpaid base salary accrued through the date of termination; (ii) any earned but unpaid bonuses for years completed prior to the date of termination; (iii) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and any bonuses paid in the form of equity awards based on the grant date value of such equity awards in accordance with the Company’s normal valuation methodology) paid or payable to Ms. Betsch for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (iv) a severance payment in an amount equal to two times the sum of Ms. Betsch’s base salary and average annual bonus (not pro-rated) described in clause (iii); provided that, if Ms. Betsch terminates her employment for “good reason” because her agreement is not renewed, the amount described in clause (iv) would be reduced to one times. The pro-rated portion of the average annual bonus described in clause (iii) of the first sentence of this paragraph is also payable in the event of a termination due to death or disability. Upon a Qualifying Termination, Ms. Betsch and her eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires Ms. Betsch to pay a portion of the premiums) for a number of years equal to the severance multiple in clause (iv) above. The period of such medical and dental benefits continuation would generally be credited towards Ms. Betsch’s credited age and service for the purpose of the Company’s retiree medical program.

A resignation by Ms. Betsch for “good reason” will be treated as a termination by the Company without “cause” for purposes of all of her equity and other deferred awards outstanding at the time of such resignation.

While providing services to the Company (including during any period of notice of termination) and for six months thereafter (or for three months thereafter, in the event of a Qualifying Termination), Ms. Betsch is subject to restrictive covenants prohibiting competition with the Firm and solicitation of its clients. In addition, while providing services to the Company (including during any period of notice of termination) and for nine months thereafter, Ms. Betsch is also prohibited from soliciting employees of the Firm. Ms. Betsch is also subject to a perpetual confidentiality covenant and a mutual perpetual nondisparagement covenant and must cooperate with the Firm to maintain client relationships for 90 days following termination of her services. Notwithstanding any other provision in the retention agreement, equity awards will not be subject to forfeiture as a result of the breach of any restrictive covenants following a change in control of the Company.

The retention agreement provides that Ms. Betsch is subject to the Company’s clawback policy, as in effect on the effective date of the retention agreement.

Ms. Betsch is not entitled to an excise tax gross-up payment with respect to Section 280G of the Internal Revenue Code. Instead, the retention agreement provides for a “best net” approach, whereby change-in-control payments are limited to the threshold amount under Section 280G if it would be more favorable to her on a net after-tax basis than receiving the full payments and paying the excise taxes.

The preceding summary of the retention agreement is qualified in its entirety by reference to the retention agreement attached as Exhibit 10.2 as though such agreement were fully set forth herein.

Departure of Dr. Haass from the Company’s Board

On August 24, 2023, Richard N. Haass notified the Company of his resignation from the Company’s Board of Directors, effective immediately.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed or furnished as part of this Report on Form 8-K:

Exhibit No.	Description
10.1	Form of Agreement for Stock Performance Profits Interest Participation Rights Units under the 2018 Incentive Compensation Plan
10.2	Agreement Relating to Retention and Noncompetition and Other Covenants, dated as of August 23, 2023, by and among the Registrant, Lazard Group LLC and Mary Ann Betsch
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD LTD
(Registrant)

By:	/s/ Scott D. Hoffman
	Name:	Scott D. Hoffman
	Title:	Chief Administrative Officer and General Counsel

Dated: August 25, 2023